Exhibit 4.1

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into and effective as of May 6, 2021, by and among Northern Genesis Acquisition Corp., a Delaware corporation (“NGA”), The Lion Electric Company, a corporation existing under the Business Corporations Act (Québec) (“Lion”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), and American Stock Transfer & Trust Company, a New York corporation (“AST”). Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, NGA and Continental have previously entered into a warrant agreement, dated as of August 7, 2020 (the “Warrant Agreement”), governing the terms of NGA’s outstanding warrants to purchase shares of common stock of NGA (the “Warrants”);

WHEREAS, NGA has entered into a Business Combination Agreement and Plan of Reorganization, dated as of November 30, 2020 (the “Business Combination Agreement”), by and among NGA, Lion, Lion Electric Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Lion (“Merger Sub”), pursuant to which Merger Sub, a wholly-owned subsidiary of Lion, will merge through a statutory merger with and into NGA, with NGA surviving the merger as a wholly owned subsidiary of Lion (the transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination”);

WHEREAS, at the closing of the Business Combination (the “Closing”), each outstanding share of NGA’s common stock, par value $0.0001 per share, will be converted into the right to receive one common share of Lion (the “Lion Common Shares”);

WHEREAS, pursuant to Section 3.01(b)(vii) of the Business Combination Agreement and Section 4.5 of the Warrant Agreement, upon the Closing, each Warrant issued and outstanding immediately prior thereto will be converted into a warrant to purchase Lion Common Shares (collectively, the “Lion Warrants”), and the rights and obligations of NGA under the Warrant Agreement shall be assigned to and assumed by Lion;

WHEREAS, as a result of the foregoing, the parties hereto wish for NGA to assign to Lion all of NGA’s rights, interests and obligations in and under the Warrant Agreement and for Lion to accept such assignment and assume all of NGA’s obligations thereunder, in each case, effective upon the Closing; and

WHEREAS, pursuant to Section 8.2.1 of the Warrant Agreement, Continental has agreed to resign its duties as the Warrant Agent effective upon the Closing, and AST has agreed to serve as successor Warrant Agent from and after the Closing.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Assignment and Assumption of Warrant Agreement. NGA hereby assigns, and Lion hereby agrees to accept and assume, effective as of the Closing, all of NGA’s rights, interests and obligations in, and under the Warrant Agreement, and Lion hereby confirms that it agrees to all rights, interests and obligations under the Lion Warrants. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean Lion; (ii) “Common Stock” or “shares” shall mean the Lion Common Shares; (iii) the “Board of Directors” or any committee thereof shall mean the board of directors of Lion or any committee thereof; and (iv) the “Warrant Agent” or “Continental Stock Transfer & Trust Company” shall mean AST rather than Continental.

2. Resignation of Current Warrant Agent and Appointment of Successor Warrant Agent. Continental hereby resigns as Warrant Agent under the Warrant Agreement, and Lion hereby appoints AST to act as the Warrant Agent for Lion under the Warrant Agreement, and AST hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in the Warrant Agreement as modified by this Agreement.

3. Replacement Instruments. As of the Closing, all outstanding instruments evidencing Warrants shall automatically be deemed to evidence Lion Warrants reflecting the conversion and adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement. Following the Closing, upon request by any holder of a Lion Warrant, Lion shall issue a new instrument for such Lion Warrant to the holder thereof.

4. Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing.

5. Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7. Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

NORTHERN GENESIS ACQUISITION CORP.

By:	/s/ Ian Robertson
	Name:	Ian Robertson
	Title:	Director and Vice Chair

THE LION ELECTRIC COMPANY

By:	/s/ Nicolas Brunet
	Name:	Nicolas Brunet
	Title:	Executive Vice-President and
Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ James F. Kiszka
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Mike Nespoli
	Name:	Mike Nespoli
	Title:	Executive Director

[Signature Page to Assignment and Assumption Agreement]

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